PRESS RELEASE
                                                          For immediate release

           NVE Promotes Curt A. Reynders to Chief Financial Officer
                        Richard L. George Retires as CFO

EDEN PRAIRIE, Minn.--January 18, 2006--NVE Corporation (Nasdaq: NVEC) announced today that Richard L. George retired as Chief Financial Officer and Treasurer on January 16, 2006. George will remain with the company on a part-time basis concentrating on Government contract administration. Curt A. Reynders has been promoted to the position of Chief Financial Officer and Treasurer.

     Reynders, 43, has been NVE's controller since 2001. Before joining NVE he served in various accounting, auditing and accounting management positions with public accounting and industry firms. Reynders earned a B.S. in Accounting and Economics from Morningside College and is a Certified Public Accountant.

      "We appreciate Dick's contributions to NVE over the past nearly 15 years," said NVE President and CEO Daniel A. Baker, Ph.D. "NVE has made tremendous progress during his tenure. Dick's skills will remain available to us, and we are fortunate to have an accomplished, experienced individual in Curt to assume the CFO role."

     NVE is a leader in the practical commercialization of spintronics, a nanotechnology that many experts believe represents the next generation of microelectronics. NVE licenses its MRAM intellectual property and sells spintronic sensors and couplers to revolutionize data sensing and transmission.

     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-KSB and other reports filed with the SEC.

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